Exhibit 99.1

May 17, 2010

TO:	All EF Johnson Technologies Employees

FROM:	Michael E. Jalbert, Chairman and CEO

SUBJECT:	EF Johnson Technologies has agreed to be acquired by Francisco Partners

We are writing to announce that EF Johnson Technologies has agreed to be acquired by an affiliate of Francisco Partners for $1.05 per share, at closing.  This is an outstanding outcome to what has been, for all of us, a lengthy process.  We are convinced that Francisco Partners is the right partner to ensure continued growth and opportunity for our business and our employees.  The sale is expected to close in the third quarter of this year after we obtain stockholder approval. Until that time we will continue to be an independent company.

For those of you who do not know Francisco Partners, it is a global technology-focused private equity fund that provides transformational growth capital to technology businesses. The firm is one of the largest technology-focused private equity funds in the world and has invested approximately $4 billion of equity capital in over 50 technology companies since its founding in 1999.  The scale and breadth of Francisco Partners offers EF Johnson new avenues for product growth and program access that we simply could not develop internally.

Once the transition is complete, we anticipate no significant changes to the day-to-day responsibilities of our employees.  We expect that EF Johnson Technologies will continue to operate as it is currently structured. If anything, this acquisition should  provide additional career development and advancement opportunities. With regards to employee benefits and compensation plans, Francisco Partners has indicated that it is committed to providing a competitive compensation and benefits package for all employees that will allow us to attract and retain the talent needed to successfully drive the company forward.

We recognize that periods of transition like this can be challenging.  However, I can assure you that we will do everything possible to minimize disruption. We will be communicating as much information as possible, and we will soon be scheduling all-hands meetings at each of our facilities to answer questions that you might have.  Finally, it is likely that you will be introduced to Francisco Partners personnel in the coming weeks and months, and we thank you in advance for treating them all with courtesy and respect.

We personally thank you all for your patience and hard work during this process to date, and ask for your continued support.